Exhibit A




                                CVS CORPORATION


                       1999 Employee Stock Purchase Plan





















                                CVS CORPORATION

                       1999 Employee Stock Purchase Plan

                                                                    Page

1.        Purpose.................................................... 1

2.        Definitions................................................ 1

3.        Eligibility................................................ 3

4.        Offering Periods........................................... 3

5.        Participation.............................................. 3

6.        Payroll Deductions......................................... 4

7.        Grant of Options........................................... 5

8.        Exercise of Option......................................... 5

9.        Delivery of Shares; Participant Accounts................... 5

10.       Withdrawal of Payroll Deductions or Shares; Termination
          of Employment.............................................. 6

11.       Interest................................................... 7

12.       Stock...................................................... 7

13.       Administration............................................. 7

14.       Designation of Beneficiary................................. 8

15.       Transferability............................................ 8

16.       Use of Funds............................................... 8

17.       Reports.................................................... 8

18.       Adjustments Upon Changes in Capitalization, Dissolution,
          Liquidation, Merger or Asset Sale.......................... 8

19.       Amendment or Termination................................... 9

20.       Notices....................................................10

21.       Conditions Upon Issuance of Shares.........................10

22.       Plan Effective Date and Stockholder Approval...............10

                                CVS CORPORATION

                       1999 Employee Stock Purchase Plan

      1. Purpose. The purpose of this 1999 Employee Stock Purchase Plan (the "Plan") is to provide employees of CVS Corporation ( the "Company") and its Designated Subsidiaries with an opportunity to purchase Stock of the Company through accumulated payroll deductions, enabling such persons to acquire or increase a proprietary interest in the Company in order to strengthen the mutuality of interests between such persons and the Company's stockholders, and to provide a benefit that will assist the Company in competing to attract and retain employees of high quality. It is the intention of the Company that the Plan qualify as an "employee stock purchase plan" under Section 423 of the Code. Accordingly, the provisions of the Plan shall be construed in a manner consistent with the requirements of that Section of the Code.

      2. Definitions. For purposes of the Plan, the following terms shall be defined as set forth below, in addition to such terms as defined in Section 1 hereof:

           (a) "Account" means the account maintained on behalf of the participant by the Custodian for the purpose of investing in Stock and engaging in other transactions permitted under the Plan.

           (b) "Administrator" means the person or persons designated to administer the Plan under Section 13(a).

           (c) "Board" means the Company's Board of Directors.

           (d) "Code" means the Internal Revenue Code of 1986, as amended from time to time, including regulations thereunder and successor provisions and regulations thereto.

           (e) "Committee" means a committee of two or more directors designated by the Board to administer the Plan.

           (f) "Compensation" means all gross earnings and commissions, including payments for overtime, shift premium, incentive compensation, incentive payments, bonuses and other compensation, but excluding severance.

           (g) "Custodian" means a custodian or any successor thereto as appointed by the Board from time to time.

           (h) "Designated Subsidiaries" means the Subsidiaries which have been designated by the Board from time to time in its sole discretion as eligible to have their Employees participate in the Plan.

           (i) "Employee" means any individual who has been employed by the Company or a Designated Subsidiary for at least one year and whose customary employment with the Company or a Designated Subsidiary is more than 20 hours per week and more than five months per year. To determine whether an employee has achieved one year of service, the following shall apply: (i) while an individual is on sick leave or other approved leave of absence, the employment relationship shall be treated as continuing intact, provided that if the period of leave exceeds 90 days and the individual's right to reemployment is not guaranteed either by statute or contract, the employment relationship shall be deemed to have terminated on the 91(st) day of such leave; and (ii) if an individual is terminated or takes an unauthorized leave of absence and is subsequently reemployed with the Company or a Designated Subsidiary within one year of the date of such termination or unauthorized leave, such individual shall be credited with all service time accrued through the last day the individual was employed prior to such termination or unauthorized leave of absence.

           (j) "Enrollment Date" means (i) for any Employee who has never been terminated or taken an unauthorized leave of absence from the Company or a Designated Subsidiary, the first day of the next regularly scheduled payroll period for the Company or a Designated Subsidiary, as applicable; and (ii) for any Employee who has either previously been terminated by, or taken an unauthorized leave of absence from, the Company or a Designated Subsidiary, the first day of the next Offering Period.

           (k) "Exercise Date" means the last day of each Offering Period.

           (l) "Fair Market Value" means the fair market value of a share of Stock as determined by the Committee or under procedures established by the Committee. Unless otherwise determined by the Committee, the Fair Market Value of Stock as of any given date shall be the average of the highest and lowest sales prices of a share of Stock reported on a consolidated basis for securities listed on the New York Stock Exchange for trades on the date as of which such value is being determined or, if that day is not a Trading Day, then on the latest previous Trading Day.

           (m) "Offering Period" means the approximately one-year period commencing on the first Trading Day on or after January 1 and terminating on the last Trading Day in the following December; provided, however, that the initial offering period under the Plan shall commence on July 1, 1999 (or as soon as practicable thereafter) and terminate on December 31, 1999. The beginning and ending dates and duration of Offering Periods may be changed pursuant to Section 4 of the Plan.

           (n) "Purchase Price" means an amount equal to 85% of the Fair Market Value of a share of Stock on the Enrollment Date or 85% of the Fair Market Value of a share of Stock on the Exercise Date, whichever is lower.

           (o) "Reserves" means the number of shares of Stock covered by all options under the Plan which have not yet been exercised and the number of shares of Stock which have been authorized for issuance under the Plan but which have not yet become subject to options.

           (p) "Stock" means the Company's Common Stock, and such other securities as may be substituted (or resubstituted) for Stock pursuant to
      Section 18 hereof.

           (q) "Subsidiary" means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in the chain.

           (r) "Trading Day" means a day on which the New York Stock Exchange is open for trading.

     3.  Eligibility.

           (a) All Employees (as determined in accordance with Section 2(i) hereof) of the Company or a Designated Subsidiary on a given Enrollment Date shall be eligible to participate in the Plan.

           (b) Any provisions of the Plan to the contrary notwithstanding, no Employee shall be granted an option under the Plan (i) to the extent that, immediately after the grant, such Employee (or any other person whose Stock would be attributed to such Employee pursuant to Section 424(d) of the Code) would own capital stock and/or hold outstanding options to purchase such stock possessing 5% or more of the total combined voting power or value of all classes of the capital stock of the Company or of any Subsidiary, or (ii) to the extent that his or her rights to purchase stock under all employee stock purchase plans of the Company and its Subsidiaries accrue at a rate which exceeds $25,000 worth of stock (determined at the fair market value of the shares at the time such option is granted) for each calendar year in which such option is outstanding at any time.

           (c) All participants in the Plan shall have equal rights and privileges (subject to the terms of the Plan) with respect to options outstanding during any given Offering Period.

      4. Offering Periods. The Plan shall be implemented by consecutive Offering Periods with a new Offering Period commencing on the first Trading Day on or after January 1 of each year following the initial Offering Period, or on such other date as the Committee shall determine, and continuing thereafter until terminated in accordance with Section 19 hereof. The Committee shall have the power to change the beginning date, ending date, and duration of Offering Periods with respect to future offerings without stockholder approval if such change is announced at least five days prior to the scheduled beginning of the first Offering Period to be affected thereafter, provided that Offering Periods will in all cases comply with applicable limitations under Section 423(b)(7) of the Code.

      5. Participation.

           (a) Any person who will be an eligible Employee on a given Enrollment Date may become a participant in the Plan by completing a subscription agreement authorizing payroll deductions and filing it with the Administrator at least 45 days prior to such Enrollment Date.

           (b) Payroll deductions for a participant shall commence on the first payroll following the Enrollment Date and shall end on the last payroll in the Offering Period to which such authorization is applicable, unless sooner terminated by the participant as provided in Section 10 hereof.

      6.  Payroll Deductions.

           (a) At the time a participant files his or her subscription agreement, he or she shall elect to have payroll deductions made on each pay day during the Offering Period in an amount from 1% to 15% of the Compensation which he or she receives for each pay period during the Offering Period.

           (b) All payroll deductions made for a participant shall be credited to his or her Account under the Plan. Payroll deductions shall be withheld in whole percentages only, unless otherwise determined by the Committee. A participant may not make any additional payments into such Account.

           (c) A participant may discontinue his or her participation in the Plan as provided in Section 10 hereof, or may decrease the rate of his or her payroll deductions during the Offering Period, by completing and filing with the Administrator a new subscription agreement authorizing a change in payroll deduction rate. Unless otherwise authorized by the Committee, a participant may not change his or her payroll deduction rate more than once during any Offering Period. The change in rate shall be effective with the first payroll period following 30 business days after the Administrator's receipt of the new subscription agreement unless the Company elects to process a given change in participation more quickly. A participant's subscription agreement shall remain in effect for successive Offering Periods unless terminated as provided in Section 10 hereof.

           (d) The foregoing notwithstanding, to the extent necessary to comply with Section 423(b)(8) of the Code and Section 3(b) hereof, a participant's payroll deductions may be terminated at such time during any Offering Period which is scheduled to end during the current calendar year (the "Current Offering Period") that the aggregate of all payroll deductions accumulated with respect to the Current Offering Period equal $21,250 (or such other limit as may apply under Code Section 423(b)(8)). Payroll deductions shall recommence at the rate provided in such participant's subscription agreement (as previously on file or as changed prior to the recommencement date in accordance with Section 6(c)) at the beginning of the next Offering Period which is scheduled to end in the following calendar year, unless terminated by the participant as provided in Section 10 hereof.

           (e) The Company or any Designated Subsidiary is authorized to withhold from any payment to be made to a participant, including any payroll and other payments not related to the Plan, amounts of withholding and other taxes due in connection with any transaction under the Plan, including any disposition of shares acquired under the Plan, and a participant's enrollment in the Plan will be deemed to constitute his or her consent to such withholding. At the time of a participant's exercise of an option or disposition of shares acquired under the Plan, the Company may require the participant to make other arrangements to meet tax withholding obligations as a condition to exercise of rights or distribution of shares or cash from the participant's Account. In addition, a Participant may be required to advise the Company of sales and other dispositions of Stock acquired under the Plan in order to permit the Company to comply with tax laws and to claim any tax deductions to which the Company may be entitled with respect to the Plan.

      7. Grant of Option. On the Enrollment Date of each Offering Period, each eligible Employee participating in such Offering Period shall be granted an option to purchase on the Exercise Date of such Offering Period, at the applicable Purchase Price, up to a number of shares of Stock determined by dividing such Employee's payroll deductions accumulated prior to such Exercise Date and retained in the Participant's Account as of the Exercise Date by the applicable Purchase Price; provided that such purchase shall be subject to the limitations set forth in Sections 3(b) and 12 hereof. Exercise of the option shall occur as provided in Section 8 hereof, unless the participant has withdrawn pursuant to Section 10 hereof. To the extent not exercised, the option shall expire on the last day of the Offering Period.

      8. Exercise of Option. Participant's option for the purchase of shares shall be exercised automatically on the Exercise Date, and the maximum number of shares subject to option shall be purchased for such participant at the applicable Purchase Price with the accumulated payroll deductions in his or her account. Shares purchased shall include fractional shares calculated to at least three decimal places, unless otherwise determined by the Committee. If fractional shares are not to be purchased for a participant's Account, any payroll deductions accumulated in a participant's account not sufficient to purchase a full share shall be retained in the participant's account for the subsequent Offering Period, subject to earlier withdrawal by the participant as provided in Section 10 hereof. During a participant's lifetime, a participant's option to purchase shares hereunder is exercisable only by him or her.

      9. Delivery of Shares; Participant Accounts.

           (a) At or as promptly as practicable after the Exercise Date for an Offering Period, the Company will deliver the shares of Stock purchased to the Custodian for deposit into the participant's Account.

           (b) Cash dividends on any Stock credited to a participant's Account will be automatically reinvested in additional shares of Stock; such amounts will not be available in the form of cash to participants. All cash dividends paid on Stock credited to participants' Accounts will be paid over by the Company to the Custodian at the dividend payment date. The Custodian will aggregate all purchases of Stock in connection with the Plan for a given dividend payment date. Purchases of Stock for purposes of dividend reinvestment will be made as promptly as practicable (but not more than 30 days) after a dividend payment date. The Custodian will make such purchases, as directed by the Committee, either (i) in transactions on any securities exchange upon which Stock is traded, otherwise in the over-the-counter market, or in negotiated transactions, or (ii) directly from the Company at 100% of the Fair Market Value of a share of Stock on the dividend payment date. Any shares of Stock distributed as a dividend or distribution in respect of shares of Stock or in connection with a split of the Stock credited to a participant's Account will be credited to such Account. In the event of any other non-cash dividend or distribution in respect of Stock credited to a participant's Account, the Custodian will, if reasonably practicable and at the direction of the Committee, sell any property received in such dividend or distribution as promptly as practicable and use the proceeds to purchase additional shares of Common Stock in the same manner as cash paid over to the Custodian for purposes of dividend reinvestment.

           (c) Each participant will be entitled to vote the number of shares of Stock credited to his or her Account (including any fractional shares credited to such Account) on any matter as to which the approval of the Company's stockholders is sought. If a participant does not vote or grant a valid proxy with respect to shares credited to his or her Account, such shares will be voted by the Custodian in accordance with any stock exchange or other rules governing the Custodian in the voting of shares held for customer accounts. Similar procedures will apply in the case of any consent solicitation of Company stockholders.

      10. Withdrawal of Payroll Deductions or Shares; Termination of Employment.

           (a) If a participant decreases his or her payroll deduction rate to zero during an Offering Period, payroll deductions shall not resume at the beginning of the succeeding Offering Period unless the participant delivers to the Administrator a new subscription agreement.

           (b) Upon a participant's ceasing to be an Employee for any reason (including upon the participant's death), he or she shall be deemed to have elected to withdraw from the Plan and the payroll deductions credited to such participant's Account during the Offering Period but not yet used to exercise the option shall be returned to such participant or, in the case of his or her death, to the person or persons entitled thereto under
      Section 14 hereof, and such participant's option shall be automatically terminated.

           (c) Following the completion of two years from the first day of an Offering Period, a participant may elect to withdraw shares of Stock acquired during such Offering Period from his or her Account in certificated form or to transfer such shares from his or her Account to an account of the participant maintained with a broker-dealer or financial institution. During the first two years from the first day of the Offering Period, all sales and transfers shall only be effectuated by the Custodian on the participant's behalf. If a participant elects to withdraw shares, one or more certificates for whole shares shall be issued in the name of, and delivered to, the participant, with such participant receiving cash in lieu of fractional shares based on the Fair Market Value of a share of Stock on the date of withdrawal. If shares of Stock are transferred from a participant's Account to a broker-dealer or financial institution that maintains an account for the participant, only whole shares shall be transferred and cash in lieu of any fractional share shall be paid to such participant based on the Fair Market Value of a share of Stock on the date of transfer. A Participant seeking to withdraw or transfer shares of Stock must give instructions to the Custodian in such manner and form as may be prescribed by the Committee and the Custodian, which instructions will be acted upon as promptly as practicable. Withdrawals and transfers will be subject to any fees imposed in accordance with Section 10(e) hereof.

           (d) Upon termination of employment of a participant for any reason, the Custodian will continue to maintain the participant's Account until the earlier of such time as the participant withdraws or transfers all Stock in the Account or two years after the participant ceases to be employed by the Company and its Subsidiaries. At the expiration of such two-year period, the assets in Participant's account shall be withdrawn or transferred as elected by the Participant or, in the absence of such election, as determined by the Committee.

           (e) Costs and expenses incurred in the administration of the Plan and maintenance of Accounts will be paid by the Company, including annual fees of the Custodian and any brokerage fees and commissions for the purchase of Stock upon reinvestment of dividends and distributions. The foregoing notwithstanding, the Custodian may impose or pass through a reasonable fee for the withdrawal of Stock in the form of stock certificates (as permitted under Section 10(c)), and reasonable fees for other services unrelated to the purchase of Stock under the Plan, to the extent approved in writing by the Company and communicated to participants. In no circumstance shall the Company pay any brokerage fees and commissions for the sale of Stock acquired under the Plan by a participant.

      11. Interest. No interest shall accrue on the payroll deductions of a participant in the Plan

      12. Stock.

           (a) The maximum number of shares of Stock which shall be made available for sale under the Plan shall be 7.4 million shares, subject to adjustment as provided in Section 18 hereof. If, on a given Exercise Date, the number of shares with respect to which options are to be exercised exceeds the number of shares then available under the Plan, the Company shall make a pro rata allocation of the shares remaining available for purchase in as uniform a manner as shall be practicable and as it shall determine to be equitable. Any shares of Stock delivered by the Company under the Plan may consist, in whole or in part, of authorized and unissued shares or shares acquired by the Company in the open market. Shares acquired in the open market through dividend reinvestment will not count against the Reserves.

           (b) The participant shall have no interest or voting right in shares purchasable upon exercise of his or her option until such option has been exercised.

      13. Administration.

           (a) The Plan shall be administered by the Committee except to the extent the Board elects to administer the Plan, in which case references herein to the "Committee" shall be deemed to include references to the "Board." The Committee shall have full and final authority to construe, interpret and apply the terms of the Plan, to determine eligibility and to adjudicate all disputed claims filed under the Plan. The Committee may, in its discretion, delegate authority to the Administrator. Every finding, decision and determination made by the Committee or Administrator shall, to the full extent permitted by law, be final and binding upon all parties (except for any reserved right of the Committee to review a finding, decision or determination of the Administrator). The Committee, Administrator, and each member thereof shall be entitled to, in good faith, rely or act upon any report or other information furnished to him or her by any executive officer, other officer or employee of the Company or any Designated Subsidiary, the Company's independent auditors, consultants or any other agents assisting in the administration of the Plan. Members of the Committee or Administrator and any officer or employee of the Company or any Designated Subsidiary acting at the direction or on behalf of the Committee shall not be personally liable for any action or determination taken or made in good faith with respect to the Plan, and shall, to the extent permitted by law, be fully indemnified and protected by the Company with respect to any such action or determination.

           (b) The Custodian will act as custodian under the Plan, and will perform such duties as are set forth in the Plan and in any agreement between the Company and the Custodian. The Custodian will establish and maintain, as agent for each Participant, an Account and any subaccounts as may be necessary or desirable for the administration of the Plan.

      14. Designation of Beneficiary.

           (a) A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant's Account under the Plan in the event of (i) such participant's death subsequent to an Exercise Date on which the option is exercised but prior to a distribution to such participant of shares or cash then held in the participant's Account or (ii) such participant's death prior to exercise of the option. If a participant is married and the designated beneficiary is not the spouse, spousal consent shall be required for such designation to be effective.

           (b) Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under the Plan who is living at the time of such participant's death, any shares or cash otherwise deliverable under Section 14(a) shall be delivered to the participant's estate.

      15. Transferability. Neither payroll deductions credited to a participant's account nor any rights with regard to the exercise of an option or to receive shares under the Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 14 hereof) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be without effect.

      16. Use of Funds. All payroll deductions received or held by the Company under the Plan may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions.

      17. Reports. An individual Account shall be maintained by the Custodian for each participant in the Plan. Statements of Account shall be given to each participant at least annually, which statements shall set forth the amounts of payroll deductions, the Purchase Price, the number of shares purchased, any remaining cash balance, and other information deemed relevant by the Committee.

      18. Adjustments Upon Changes in Capitalization, dissolution, Liquidation, Merger or Asset Sale.

           (a) Changes in Capitalization. The Committee shall proportionately adjust the Reserves and the price per share and the number of shares of Stock covered by each option under the Plan which has not yet been exercised for any increase or decrease in the number of issued shares of Stock resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Stock, or other extraordinary corporate event which affects the Stock in order to prevent dilution or enlargement of the rights of participants. The determination of the Committee with respect to any such adjustment shall be final, binding and conclusive.

           (b) Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Offering Period shall terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee.

           (c) Asset Sale or Merger. In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger of the Company with or into another corporation, the Committee shall shorten the Offering Period then in progress by setting a new Exercise Date (the "New Exercise Date"). The New Exercise Date shall be before the date of the Company's proposed asset sale or merger. The Committee shall notify each participant in writing, at least ten business days prior to the New Exercise Date, that the Exercise Date for the participant's option has been changed to the New Exercise Date and that the participant's option shall be exercised automatically on the New Exercise Date, unless prior to such date the participant has withdrawn from the Offering Period as provided in Section 10 hereof.

      19. Amendment or Termination.

           (a) The Board may at any time and for any reason terminate or amend the Plan. Except as provided in Section 18 hereof, no such termination can affect options previously granted, provided that an Offering Period may be terminated by the Board of Directors by shortening the Offering Period and accelerating the Exercise Date to a date not prior to the date of such Board action if the Board determines that termination of the Plan is in the best interests of the Company and its stockholders. Except as provided in Section 18 and this Section 19, no amendment may make any change in any option theretofore granted which materially adversely affects the rights of any participant, and any amendment will be subject to the approval of the Company's stockholders not later than one year after Board approval of such amendment if such stockholder approval is required by any federal or state law or regulation or the rules of any stock exchange or automated quotation system on which the Stock may then be listed or quoted, or if such stockholder approval is necessary in order for the Plan to continue to meet the requirements of Section 423 of the Code, and the Board may otherwise, in its discretion, determine to submit any amendment to stockholders for approval.

           (b) Without stockholder consent and without regard to whether any participant rights may be considered to have been "adversely affected," the Committee shall be entitled to change the Offering Periods, limit the frequency and/or number of changes in the amount withheld during an Offering Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit payroll withholding in excess of the amount designated by a participant in order to adjust for delays or mistakes in the Company's processing of properly completed withholding elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Stock for each participant properly correspond with amounts withheld from the participant's Compensation, and establish such other limitations or procedures as the Committee determines in its sole discretion are advisable and consistent with the Plan.

      20. Notices. All notices or other communications by a participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

      21. Conditions Upon Issuance of Shares. The Company shall not be obligated to issue shares with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed or quoted, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

      22. Plan Effective Date and Stockholder Approval. The Plan has been adopted by the Board on November 17, 1998, but shall become effective upon approval by the Company's stockholders by a vote sufficient to meet the requirements of Section 423(b)(2) of the Code within 12 months after the date the Plan was adopted and prior to the first Exercise Date. In the event stockholders fail to so approve the Plan, all options granted under the Plan shall be canceled, all payroll deductions shall be refunded, and the Plan shall be terminated.